Welcome to the Everest REIT Investors website where you may Download, Print, or Read a complete copy of the Offering Materials in connection with our offer to purchase your shares.

Please select from below:

Hartman Short Term Income Properties XX, Inc.	[Name of other pending offer, if any]
For Offer documents, click here	For Offer documents, click here

To tender your shares, please read the Transfer Agreement Instructions carefully and return the completed Transfer Agreement to the following address:

Everest-Securities Processing Dept.

199 S. Los Robles Ave.

Suite 200

Pasadena, CA  91101

Email offers@everestreitinvestors.com or call 800 611-4613